Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

NAMES WILLIAM D. SULLIVAN TO BOARD OF DIRECTORS

August 8, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that, effective August 2, 2007, it has increased the size of its Board of Directors from eight to nine members, and has appointed William D. Sullivan to serve on the Board of Directors.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “We are extremely pleased to have Bill Sullivan become a member of our Board of Directors. Bill brings to the TETRA board a wealth of experience in the energy industry. His background includes management of both domestic and international oil and gas producing assets. During his more than twenty year career with Anadarko Petroleum, ending as the Executive Vice President, E&P, he developed and executed long-term plans based on a portfolio of opportunities and assets, including producing assets in the Gulf of Mexico, Alaska, Canada, the Middle East and the U.K. Bill currently serves as a Director on the boards of St. Mary Land & Exploration Company, Legacy Reserves GP, LLC, and Targa Resource Partners GP, LLC. He is also an Advisory Director to Gulf Energy, a privately owned company.”

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

###